Exhibit 10.8

PROMISSORY NOTE

FMG ACQUISITION CORP.

11% NOTE DUE SEPTEMBER 29, 2011

September 29,2008

This Note was issued with original issue discount within the meaning of section 1273(a) of the U.S. Internal Revenue Code of 1986. The issue price is $930 for each $1,000 of stated principal amount. The original issue discount is $70 for each $1,000 of stated principal amount. The issue date is September 29,2008. The yield to maturity is 13.9% compounded semi-annually.

FOR VALUE RECEIVED, the undersigned, FMG ACQUISITION CORP. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                      or registered assigns, the principal sum of                      (or so much thereof as shall not have been prepaid) on September 29, 2011, with interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid balance hereof at the rate of 11% per annum from the date hereof, payable semiannually, on each of the 1st day of October and April, commencing with April 1, 2009, until the principal hereof shall have become due and payable, and all other amounts owed by the Company to the holder of this Note hereunder.

Payments of the principal and of the interest with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

The Company further agrees to pay interest on the aggregate unpaid principal amount hereof from the date hereof until the principal amount shall be paid in full, at the rates of interest and at the times set forth in the Note Purchase Agreement referred to below.

This Note is one of a series of Notes issued pursuant to the Note Purchase Agreement, dated as of August 15,2008 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

The Company hereby expressly waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notice or demands of any kind.

Upon surrender of this Note for transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the laws of the State of Delaware, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

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FMG ACQUISITION CORP.

By:
Name:	Gordon G. Pratt
Title:	Chairman and President

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